Exhibit 10.5

Federal Home Loan Bank of Pittsburgh

Supplemental Executive Retirement Plan

Preamble

The Federal Home Loan Bank of Pittsburgh (the “Bank”) participates in the Financial Institutions Retirement Fund (“Retirement Fund”), a defined benefit retirement plan qualified under the Internal Revenue Code (the “Code”) for employees of the Federal Home Loan Bank of Pittsburgh. The Retirement Fund provides benefits to employees based upon age at retirement, years of service, and high three year average salary.

However, as a result of the limitations imposed upon the aggregate amount of benefits that a Participant may receive from the Retirement Fund under Section 415 and other sections of the Code, such limitations causing a reduction in the benefits otherwise provided to certain of the Bank’s executives, the Bank has adopted this non-qualified, unfunded Supplemental Executive Retirement Plan (“Plan”). The purpose of this Plan is to allow certain executives whose benefits under the Retirement Fund would otherwise be significantly restricted by the terms of the Retirement Fund itself or the Code to receive benefits under the Plan in order to make up the benefits lost under the Retirement Fund.

Article I
Definitions

1.1	“Bank” means the Federal Home Loan Bank of Pittsburgh.

1.2	“Board” or “Board of Directors” means the Board of Directors of the Federal Home Loan Bank of Pittsburgh.

1.3	“FIRF Beneficiary” means the person or persons designated by a Participant under the provisions of the Retirement Fund to receive his benefits in the event of his death prior to receipt of all benefits hereunder.

1.4	“SERP Beneficiary” means the person or persons designated by a Participant under the provisions of the Supplemental Executive Retirement Plan to receive his benefits in the event of his death prior to receipt of all benefits hereunder.

1.5	“Compensation” means the annual base salary plus incentive compensation (excluding any long term incentive compensation) which would be payable to a Participant for services rendered to the Bank (before reductions or deductions for any reason) on account of his employment with the Bank.

1.6	“Effective Date” means January 1, 1991.

1.7	“Human Resources Committee” means the Human Resources Committee of the Board of Directors.

1.8	“Participant” means an executive who has been recommended by the Bank President, and confirmed by the Board, as eligible to participate in the Plan.

1.9	“Plan Administrator” means an officer(s) of the Bank who has been appointed by the Human Resources Committee of the Board as set forth in Section 4.1 of the Plan.

1.10	“Retiree” means a Participant who has retired under the terms of the Retirement Fund on a normal retirement benefit, an early retirement benefit, or a total and permanent incapacity benefit.

1.11	“Supplemental Thrift Plan” means the Federal Home Loan Bank of Pittsburgh Supplemental Thrift Plan.

1.12	“Supplemental Benefits” means the benefits under this Plan.

Article II
Participation and Vesting

2.1	Participation. An executive shall become eligible for Plan participation on the later of the first day of the calendar month coincident with or next following the date participation is approved by the Board or the Effective Date. Once selected as a Participant, a Participant shall continue to be a Participant until the Board determines otherwise. No executive shall have the right to be continued as a Participant in the Plan. Upon designation as a Participant, the Participant will be given a copy of the Plan.

2.2	Termination of Participation. A Participant’s eligibility for Supplemental Benefits under the Plan, if any, shall terminate if his employment with the Bank terminates; unless, at that time the Participant is entitled to a vested benefit from the Retirement Fund. A Participant’s Supplemental Benefits under this Plan may be subject to Forfeiture for Cause, at any time, as defined in Section 5.6.

2.3	Vesting of Supplemental Benefits. Supplemental Benefits in this Plan shall vest when benefits vest under the Retirement Fund subject to the Forfeiture for Cause as defined in Section 5.6.

Article III
Amount and Payment of Supplemental Benefits

3.1	Obligation to Pay the Supplemental Benefits. The Supplemental Benefits under this Plan shall be payable by the Bank only with respect to Retirees who die, or who terminate with vested benefits from the Retirement Fund. Consistent with Section 5.2, such Supplemental Benefits shall be payable only from the general assets of the Bank.

3.2	Amount of Supplemental Benefits. The amount, if any, of the annual Supplemental Benefits shall be equal to the excess of (a) minus (b), where:

(a)	is the annual benefit that would be payable as calculated by the Retirement Fund (for services to the Bank) on the basis of the form of payment elected under the Retirement Fund to, or on account of the Participant in the Retirement Fund, if the provisions of the Retirement Fund were administered:

(i)	without regard to the limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code;

(ii)	with benefit service calculated from date of hire with the Bank;

(iii)	with restoration of Compensation reduced as a result of the Participant’s deferral of such Compensation under the terms of the Supplemental Thrift Plan; and

(iv)	using the Compensation definition in this Plan.

(b)	is the annual benefit as calculated by the Retirement Fund (for services to the Bank), on the basis of the form of payment elected under the Retirement Fund, payable to or on account of the Participant in the Retirement Fund.

3.3	Form and Timing of Payment of Supplemental Benefits. If a Participant has elected to participate in the Bank’s Split-Dollar Life Insurance Program (by executing an applicable Split-Dollar Agreement with the Bank) and has filed a valid Advance CSV Election (as defined by the Split-Dollar Agreement), then the Supplemental Benefits payable under this Plan shall be payable at such time and in such form as indicated on the Advance CSV Election.

If a Participant has not elected to participate in the Split Dollar Life Insurance Program or has failed to file a valid Advance CSV Election, then a Participant must file a written election with the Plan Administrator indicating the beginning payment date, and the form of payment of Supplemental Benefits under this Plan; provided, however, that any election made within one year of the first day of the calendar year in which the Participant would become eligible for Supplemental Benefits under this Plan shall not be effective, and the election in effect immediately prior to the election(s) made within such one year period shall be deemed to be the election of the Participant. If a Participant fails for any reason to have a valid and effective written election, Supplemental Benefits under this Plan shall begin to be paid on the first of the month following the later of the month in which the Participant retires or attains age 65 and shall be paid in the form of a lump sum payment. Payment of Supplemental Benefits under this Plan shall begin no earlier than the time provided for the payment of benefits under the Retirement Fund. The available form of payment for the Supplemental Benefits payable under this Plan shall be the same as the forms of payment under the Retirement Fund, except that in the event an annuity option is selected for payment of the Supplemental Benefits, such annuity payments will be made annually.

3.4	Death Benefit. In the event of the death of a Participant while in active service, but prior to becoming a Retiree, the death benefit will equal the excess of (a) minus (b) where:

(a)	is the death benefit (as calculated by the Retirement Fund) that would otherwise be payable to the FIRF Beneficiary under the Retirement Fund, if the provisions of the Retirement Fund were (i) administered without regard to the limitations imposed by Sections 401(a)(17) and 415 of the IRC and (ii) calculated from the date of hire. For purposes of determining the annual benefit under this subsection (a), (i) any deferrals made by or on account of the Participant to the Supplemental Thrift Plan are to be included as Compensation and (ii) Compensation shall be defined as under this Plan.

(b)	is the death benefit, as calculated by the Retirement Fund.

3.5	Restoration of Employment. If a Retiree is restored to employment with the Bank, the payments under the Plan shall be discontinued. Upon subsequent retirement from employment with the Bank, the Participant’s Supplemental Benefits under the Plan shall be recomputed in the manner of the applicable provisions of this Plan and the Retirement Fund, and shall again become payable to such Participant in accordance with the provisions of the Plan, but be reduced by the amounts already paid to the Participant under the Plan.

Article IV
Administration of the Plan

4.1	Human Resources Committee. The Board has delegated to the Human Resources Committee authority over, and responsibility for, the interpretation and administration of the Plan; except that, the power to determine eligibility for participation in the Plan pursuant to Section 2.1, is reserved to the Board. The Human Resources Committee shall interpret and construe the Plan and have the responsibility to ensure that its provisions are carried out. The Human Resources Committee shall exercise such power and responsibilities in its sole and absolute discretion. The Human Resources Committee shall designate an officer(s) of the Bank to act as administrator of the operations of the Plan.

4.2	Plan Administrator. The Plan Administrator shall:

•	act as the point of contact for submission of claims for Supplemental Benefits under the Plan;

•	calculate the Supplemental Benefits due under the Plan or arrange for the calculation of Supplemental Benefits;

•	inform Participants of the terms of the Plan and respond to their questions regarding the Plan;

•	review and process claims for the payment of Supplemental Benefits under the Plan;

•	provide necessary reporting to Bank management, Participants, the Human Resources Committee, the Board, and others, as necessary; and

•	take such other action as required to perform the tasks listed hereunder or otherwise administer the terms of the Plan. In fulfilling the responsibilities in this section the Plan Administrator may use other Bank staff, other agents or engage contractors.

4.3	Claims Procedure. All claims for Supplemental Benefits shall be in writing and shall be filed with the Plan Administrator. If the Plan Administrator wholly or partially denies a Participant’s or SERP Beneficiary’s claim for Supplemental Benefits hereunder, the Plan Administrator shall, within 90 days after the Plan’s receipt of the claim, give the claimant written notice setting forth in understandable language:

(i)	the specific reason(s) for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information which must be submitted to perfect the claim, as well as an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s review procedure.

The claimant shall have 60 days after the day on which such written notice of denial is handed or mailed to him, in which to apply (in person or by authorized representative), to the Human Resources Committee, in writing, for a full and fair review of the denial of his claim. In connection with such review, the claimant (or his representative) shall be afforded reasonable opportunity to review pertinent documents, and may submit issues and comments in writing.

The Human Resources Committee shall issue its decision on review promptly and within 60 days after the Plan’s receipt of the request for review, unless special circumstances require an extension to not later than 120 days after receipt of the request for review. (Written notice of any such extension shall be furnished to the claimant before the commencement of such extension.) The decision shall be in writing and shall be in understandable language setting forth specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based.

Article V
General Provisions

5.1	Rights to Employment. The establishment of the Plan, and selection of an executive for inclusion as a Participant in the Plan, shall not be construed as conferring any legal rights upon any Participant or other person for the continuation of employment, nor shall it interfere with the rights of the Bank to discharge any Participant and to treat him without regard to the effect such treatment might have upon him as a Participant in the Plan.

5.2	Source of Funding—Participant as General Creditor. The Bank shall not be required to establish any form of trust or funded account for the purpose of providing the Supplemental Benefits under this Plan. The Bank, in its sole discretion, may choose to establish funding arrangements with respect to the Plan on such terms and conditions as the Bank deems appropriate; provided, however, that the assets of the Bank held pursuant to any such arrangement shall remain subject to the claims of the Bank’s general creditors. Any Participant who may have or claim any interest in or right to any Supplemental Benefits payable hereunder, shall rely solely upon the unsecured promise of the Bank as set forth herein, for the payment of the claim. Nothing herein contained should be construed to give to or vest in any Participant, now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatever owned by the Bank, or in which the Bank may have any right, title or interest, now or at any time in the future. The Plan is not intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code and the Bank shall not be required to qualify the Plan under the Internal Revenue Code.

5.3	Incapacity. In the event that the Human Resources Committee shall find that a Participant is unable to care for his affairs because of illness or accident, the Human Resources Committee may direct that any Supplemental Benefits payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefore.

5.4	Taxes. The Bank shall have the right to deduct from each Supplemental Benefits payment to be made under the Plan any required withholding taxes and shall withhold or cause to be withheld from all payments or accruals of Supplemental Benefits under the Plan (if applicable), all federal, state or local taxes required to be withheld by law. The Participant shall be liable for the payment of all taxes on the Supplemental Benefits under the Plan that are the Participant’s responsibility under the laws establishing such taxes.

5.5	Alienation of Supplemental Benefits under the Plan. Supplemental Benefits payable under this Plan shall not be subject in any manner to anticipation,

alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant, prior to actually being received by the person entitled to the Supplemental Benefits under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or SERP Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment voluntarily or involuntarily, the Bank, in its discretion, may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such Participant or SERP Beneficiary in such manner as the Bank shall direct.

5.6	Forfeiture for Cause. The Supplemental Benefits otherwise payable under the Plan to a Participant may be subject to forfeiture for cause at any time. “Cause” shall mean:

(i)	the perpetration by a Participant of a defalcation involving the Bank or any affiliate;

(ii)	willful, reckless or grossly negligent conduct of a Participant entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Bank or an affiliate;

(iii)	the repeated and deliberate failure by a Participant to comply with reasonable policies or directives of the Board; or

(iv)	the breach by a Participant of a noncompetitive covenant or agreement with the Bank or affiliate.

Whether the facts in any case amount to “Cause” shall be determined by the Board of Directors.

5.7	Compliance with Laws. The provisions of the Plan shall be construed, administered and governed under the laws of the United States and, to the extent they defer to state law, the laws of the Commonwealth of Pennsylvania. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Titles of Articles and Sections hereof are for convenience of reference only and are not to be taken into account in construing the provisions of this Plan. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provision had never been inserted herein.

5.8	Amendment and Termination. The Bank specifically reserves the right, in the sole and unfettered discretion of its Board, at any time, to amend, in whole or in part, any or all of the provisions of the Plan and to terminate the Plan in whole or in part; provided, however, that no such amendment or termination shall reduce or eliminate the rights of a Participant accrued hereunder to the date of such amendment or termination.

5.9	Binding on Successors. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.